EXHIBIT 99.1

Edward Hall Nominated to Join the Board of Directors of TPI Composites, Inc.

SCOTTSDALE, Ariz., April 09, 2024 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (TPI) (Nasdaq: TPIC) announced today that Edward “Ned” Hall has been nominated to join its board of directors, and if elected, will become a director, effective immediately upon the conclusion of TPI’s annual meeting of stockholders on May 29, 2024. TPI also announced that Philip Deutch and Linda Hudson were retiring from TPI’s Board of Directors, effective upon the conclusion of TPI’s annual meeting of stockholders on May 29, 2024. Mr. Deutch and Ms. Hudson have served as directors since 2007 and 2020, respectively.

“We are excited to have Ned join our board,” said Bill Siwek, TPI’s President and CEO. “We will greatly benefit from Ned’s extensive experience in the wind and renewable energy industries to help support our long-term strategy.” “We also want to thank Phil and Linda for their many contributions to TPI, especially Phil who served as a director for 17 years and was with us from our very early days in wind,” said Steven Lockard, TPI’s Chairman of the Board.

Mr. Hall has over 35 years of experience in all facets of the electricity industry. Mr. Hall currently serves as an independent director of the following companies: Atlantica Sustainable Infrastructure plc (Nasdaq: AY) since August, 2022, Chairman of the Board of Cypress Creek Renewables since October, 2018, Vice Chairman of Japan Wind Development Company since December, 2016 and Wellesley Municipal Light Plant since October, 2022. Mr. Hall spent 25 years of his career with AES Corporation in various senior management roles, and served as Chief Operating Officer of global generation from September, 2011 to February, 2013. Mr. Hall has previously served on the boards of General Cable, Globeleq, TerraForm Power and Green Conversion Systems. Mr. Hall earned a B.S. in Mechanical Engineering from Tufts University and M.S. in Finance and Technology Innovation from the MIT Sloan School of Management.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

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